Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES FISCAL 2017 FIRST QUARTER NET SALES ROSE IN LINE WITH EXPECTATIONS, EPS EXCEEDS GUIDANCE

– COMPANY REAFFIRMS FISCAL 2017 SALES AND EARNINGS FORECAST –

New York, NY, November 2, 2016 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $2.87 billion for its first quarter ended September 30, 2016, a 1% increase compared with $2.83 billion in the prior-year quarter.  Net earnings were $294 million, compared with $309 million last year.  Diluted net earnings per common share were $.79, including the effect of restructuring and other charges, compared with $.82 reported in the prior year.

Excluding the impact of foreign currency translation, net sales increased 2%.  For the quarter, the negative impact of foreign currency translation on diluted net earnings per common share was $.02.  Adjusting for the restructuring and other charges, diluted net earnings per common share for the three months ended September 30, 2016 were $.84, and in constant currency rose 5% to $.86.

During the fiscal 2017 first quarter, the Company recorded restructuring and other charges of $31 million ($20 million after tax), equal to $.05 per diluted share, in connection with its previously announced Leading Beauty Forward initiative.  See table on page 9.

Fabrizio Freda, President and Chief Executive Officer, said, “Our first quarter sales grew in line with our expectations, while disciplined expense management delivered earnings per share that exceeded our guidance.  Our small to mid-sized brands were strong contributors to sales as were the travel retail channel and many developed and emerging markets.  As expected, this growth was partially offset by continued macro challenges, a decline in retail traffic in U.S. mid-tier department stores, the results of the slowdown in the Middle East, continued softness in Hong Kong, and difficult comparisons with the prior year in the United States and France.

“Throughout the remainder of the fiscal year, we expect our sales growth to progressively accelerate based on a steady flow of new products, momentum and increased targeted consumer reach for our small and mid-sized brands and M•A•C, and increased social media initiatives to drive brand engagement.  We intend to continue to execute on our biggest strategic opportunities and further strengthen our multiple engines of growth to increase profitability and gain share.  This includes accelerating our focus on leveraging our stronger engines of growth in makeup, fragrances and key international markets.

“Our focus remains on delivering sustainable and profitable annual growth, and the many actions we have planned give us confidence to reaffirm our expectations for constant currency sales growth of 6% to 7% and earnings per share growth of 8% to 10%, before charges, for the 2017 fiscal year.”

Information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

	Three Months Ended September 30, 2016						Three Months Ended September 30
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2016		2015
Results including restructuring and other charges	1	%(1)	2%	(3	)%(1)	(1)%	$.79	(1)	$.82	(1)
Non-GAAP
Restructuring and other charges	—		—	6	%(1)	6%	.05	(1)	—
Results excluding charges	1%		2%	3%		5%	.84		$.82
Impact of foreign currency on earnings per share							.02
Constant currency earnings per share							$.86

(1) Represents GAAP.

Results by Product Category

	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2016	2015	Reported Basis	Constant Currency	2016	2015	Reported Basis

Skin Care	$1,102	$1,109	(1)%	0%	$212	$190	12%
Makeup	1,166	1,162	0	1	149	189	(21)
Fragrance	442	413	7	10	72	66	9
Hair Care	136	134	1	1	13	6	100 +
Other	21	17	24	24	3	2	50
Subtotal	2,867	2,835	1	2	449	453	(1)
Returns and charges associated with restructuring activities	(2)	—			(31)	—
Total	$2,865	$2,835	1%	2%	$418	$453	(8)%

Net sales and operating income in most of the Company’s product categories were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.  Total operating income in constant currency, before charges, increased 1%.

Skin Care

•                  Reported skin care net sales decreased slightly, due to the unfavorable impact of foreign currency translation.

•                 Contributing to sales were double-digit gains from La Mer, including new product introductions such as The Moisturizing Soft Lotion, as well as strong growth from Origins reflecting increases in facial mask products, and the introduction of the Tulasara line of skin care products from Aveda.  Sales growth from recent acquisitions also contributed.

•                 Offsetting these increases were lower skin care sales from Estée Lauder and Clinique, reflecting, in part, the overall global slowdown in the category.  The decreases from Estée Lauder and Clinique were also due, in part, to lower sales in certain countries within the Asia/Pacific region, particularly Hong Kong.  Additionally, skin care sales in these brands reflect a difficult comparison, with greater launch activity in the prior-year period.

•                 Operating income increased, with higher results from Clinique and Estée Lauder, reflecting a favorable comparison to the higher level of prior-year period support spending behind launches.  The increased operating income was also due to higher sales from certain brands noted above.

Makeup

•                 Makeup sales increased slightly, primarily driven by double-digit increases from Tom Ford and Smashbox and solid growth from Estée Lauder and Clinique.  The increased sales in Tom Ford were driven by higher sales of lip color products, and at Smashbox, primarily driven by specialty multi-brand retailers, reflecting the overall strength of the makeup category in that channel.  The overall increase in makeup also resulted from new product offerings, as well as the broadening of the brands’ presence in a number of channels, including travel retail and specialty-multi brand retailers, to reach new consumers.

•                 Makeup sales increased in the Estée Lauder and Clinique brands.  Estée Lauder had higher sales from the Double Wear and Pure Color Envy product lines.  Clinique’s higher sales reflected recent product offerings, such as Superbalanced silk makeup broad spectrum SPF15.

•                 These increases were partially offset by lower sales primarily from M•A•C, reflecting the decline in foot traffic in U.S. mid-tier department stores and certain tourist-driven M•A•C freestanding stores.  Internationally, M•A•C grew in-line with global prestige makeup.

•                 Makeup operating income decreased, primarily reflecting the lower sales at M•A•C North America, partially offset by higher operating results from Estée Lauder, Clinique, Tom Ford and Smashbox.

Fragrance

•                 Net sales increased, primarily due to strong double-digit gains from luxury brands Jo Malone London and Le Labo, and incremental sales from By Kilian.  Solid growth from Tom Ford also contributed to the overall increase.

•                 Higher net sales from Jo Malone reflected the recent launch of Basil & Neroli, strong growth from existing fragrances and brand expansion.

•                 Increased sales from Tom Ford reflect, in part, the continued success of the Soleil franchise and Neroli Portofino line of fragrances, including new product launches and growth from existing fragrances.

•                 Partially offsetting these increases were lower sales of certain designer fragrances.

•                 Fragrance operating income increased, with higher results from Jo Malone and Estée Lauder being partially offset by higher investments behind new products at Tom Ford.

Hair Care

•                 Hair care net sales increased, primarily due to growth from Bumble and bumble products, along with selective global expansion.

•                 Net sales in Aveda were slightly lower due to the planned launch of its hair care initiatives later this fiscal year.

•                 Hair care operating income increased, reflecting higher net sales and effective expense management.

Results by Geographic Region

	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2016	2015	Reported Basis	Constant Currency	2016	2015	Reported Basis

The Americas	$1,233	$1,268	(3)%	(2)%	$63	$90	(30)%
Europe, the Middle East & Africa	1,044	1,017	3	7	256	244	5
Asia/Pacific	590	550	7	5	130	119	9
Subtotal	2,867	2,835	1	2	449	453	(1)
Returns and charges associated with restructuring activities	(2)	—			(31)	—
Total	$2,865	$2,835	1%	2%	$418	$453	(8)%

Net sales and operating income in most of the Company’s geographic regions were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.

The Americas

•                 In North America, most of the Company’s brands generated growth, led by double-digit gains from Tom Ford and Smashbox and solid growth from Clinique, Jo Malone and Origins.  Growth in Clinique reflected sales gains in skin care and makeup due, in part, to the earlier timing of a promotional program.

•                 Sales in the Company’s online and specialty-multi channels grew strong double digits.

•                 These sales increases were more than offset primarily by the decline in retail traffic in U.S. mid-tier department stores, which principally affected Estée Lauder and M•A•C.  A decrease in tourism also adversely affected sales in certain U.S. M•A•C freestanding stores.  In addition, sales in the United States faced a difficult comparison to the prior-year quarter when Estée Lauder and Clinique launched major skin care products.

•                 On a reported basis, sales in Canada and Latin America each increased single digits.  In constant currency, sales in Latin America rose double-digits, led by strong growth in Mexico.

•                 Operating income in the Americas decreased, reflecting the lower sales at M•A•C.

Europe, the Middle East & Africa

•                 As reported, virtually all markets recorded net sales growth, with many posting double-digit increases, led by Central Europe, Italy, Israel, Spain and the Balkans, and solid growth in Germany.

•                 In constant currency, sales growth in the region was strong, with all countries generating sales gains, except the Middle East and France. The lower sales in the Middle East were driven by retailer inventory rebalancing reflecting the impact of the macro-environment on consumer purchases, and in France due to a decline in tourism.  Additionally, both countries were up against difficult comparisons with the prior-year quarter.

•                  Constant currency sales growth came from most emerging markets, with virtually all posting double-digit increases.  The Company also generated double-digit sales increases in several developed countries.

•                  In travel retail, double-digit sales growth was generated on new launch initiatives, global airline passenger traffic growth and new consumer coverage.  Jo Malone, Tom Ford, M•A•C, Bobbi Brown and Aveda contributed sharply to the sales gains.

•                  Operating income increased, led by strong double-digit operating results in travel retail and Switzerland.  Lower operating results were recorded primarily in the Middle East and France.

Asia/Pacific

•                  On a reported basis, net sales increased, led by double-digit growth in Japan, Korea and Australia.  Favorable foreign currency translation benefited several markets in the region.

•                  Sales in constant currency increased in most countries, including double-digit growth in Korea, the Philippines and New Zealand.  Strong constant currency sales gains were recorded in Australia and solid growth in Japan and China.  Higher sales in China reflected sales gains in most brands and strong double-digit increases in the online, freestanding store and specialty-multi channels.

•                  Sales in Hong Kong declined, reflecting continued challenges, particularly for the Estée Lauder, Clinique and La Mer brands, resulting from the reduction in Chinese tourism.

•                  In Asia/Pacific, operating income increased due to higher results in Japan and China.

Cash Flows from Operating Activities

•                 For the three months ended September 30, 2016, net cash flows used for operating activities were $150 million, compared with net cash flows provided by operating activities of $8 million in the prior year.

•                 The change primarily resulted from lower net earnings this year and unfavorable changes in certain seasonal working capital components and other accrued liabilities.

Outlook for Fiscal 2017 Second Quarter and Full Year

Global prestige beauty remains a vibrant industry estimated to grow approximately 4% to 5%.  Social and political issues, currency volatility and economic challenges are affecting consumer behavior in certain countries, such as Hong Kong, France and some emerging markets.   We are also cautious of the decline in retail traffic, primarily related to mid-tier department stores, as well as certain tourist-driven doors in the United States. The Company’s annual growth has consistently outpaced global prestige beauty and, despite these global issues, is expected to grow at least one percentage point ahead of the industry for the fiscal year.

The Company expects sales growth to accelerate beginning in its fiscal second quarter from strong innovation programs, greater outreach to target consumers for our fast growing brands in winning channels, increased prices and organic growth, and easier comparisons in certain markets.

Full Year Fiscal 2017

•                 Net sales are forecasted to increase between 6% and 7% versus the prior-year period.

•                 Foreign currency translation is expected to negatively impact sales by less than 1% versus the prior-year period.

•                 Net sales are forecasted to grow between 6% and 7% in constant currency.

•                 Reported diluted net earnings per share are projected to be between $3.20 and $3.30.

•                 The Company expects to take charges associated with previously approved restructuring activities in fiscal 2017 of approximately $80 million to $100 million, equal to $.14 to $.18 per diluted common share.

•                 Diluted net earnings per share before charges associated with restructuring activities are projected to be between $3.38 and $3.44.

•                 The negative currency impact on the sales growth equates to about $.08 of earnings per share.  On a constant currency basis, before charges associated with restructuring activities, diluted earnings per share are expected to increase between 8% and 10%.

Second Quarter Fiscal 2017

•                 Net sales are forecasted to increase between 3% and 4% versus the prior-year period.

•                 Foreign currency translation is expected to negatively impact sales by approximately 2% versus the prior-year period.

•                 Net sales are forecasted to grow between 5% and 6% in constant currency.

•                 Reported diluted net earnings per share are projected to be between $1.03 and $1.10.

•                 The Company expects to take charges associated with previously approved restructuring activities in its fiscal 2017 second quarter of approximately $30 million to $40 million, equal to $.05 to $.07 per diluted common share.

•                 Diluted net earnings per share before charges associated with restructuring activities are projected to be between $1.10 and $1.15.

•                 The approximate 2% negative currency impact on the sales growth equates to about $.05 of earnings per share.

Reconciliation between GAAP and	Three Months Ending December 31, 2016 (F)						Three Months December 31
non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2016 (F)		2015
Forecast / actual results including charges	3-4	%(1)	5-6%	(13)-(8	)%(1)	(9)-(4)%	$1.03 - $1.10	(1)	$1.19	(1)
Non-GAAP
Restructuring and other charges	—		—	3-2	%(1)	3-2%	.05 -.07	(1)	.03
Forecast / actual results excluding charges	3-4%		5-6%	(10)-(6)%		(6)-(2)%	$1.10 - $1.15		$1.22
Impact of foreign currency on earnings per share							.05
Forecasted constant currency earnings per share							$1.15 - $1.20

Reconciliation between GAAP and	Year Ending June 30, 2017 (F)						Twelve Months June 30
non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2017 (F)		2016
Forecast / actual results including charges	6-7	%(1)	6-7%	8-11	%(1)	11-14%	$3.20 - $3.30	(1)	$2.96	(1)
Non-GAAP
Restructuring and other charges	—		—	(2)-(3	)%(1)	(3)-(4)%	.14 -.18	(1)	.24
Forecast / actual results excluding charges	6-7%		6-7%	6-8%		8-10%	$3.38 - $3.44		$3.20
Impact of foreign currency on earnings per share							.08
Forecasted constant currency earnings per share							$3.46 - $3.52

(1) Represents GAAP.

(F) Represents forecast

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, November 2, 2016 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 4794540).  The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2017 Second Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry, and other factors causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

Pages 7 of 11

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW and By Kilian.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

ELC-F

ELC-E

Pages 8 of 11

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended September 30		Percent Change
	2016	2015

Net Sales (A)	$2,865	$2,835	1%
Cost of sales (A)	596	577
Gross Profit	2,269	2,258	0%

Gross Margin	79.2%	79.6%

Operating expenses:
Selling, general and administrative	1,825	1,805
Restructuring and other charges (A)	26	—
	1,851	1,805	3%

Operating Expense Margin	64.6%	63.6%

Operating Income	418	453	(8)%

Operating Income Margin	14.6%	16.0%

Interest expense	21	17
Interest income and investment income, net	6	3
Earnings before Income Taxes	403	439	(8)%

Provision for income taxes	107	128
Net Earnings	296	311	(5)%

Net earnings attributable to noncontrolling interests	(2)	(2)

Net Earnings Attributable to The Estée Lauder Companies Inc.	$294	$309	(5)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.80	$.83	(3)%
Diluted	.79	.82	(3)%

Weighted average common shares outstanding:
Basic	366.4	372.5
Diluted	373.3	379.0

(A) In May 2016, the Company announced a multi-year initiative (Leading Beauty Forward) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum.  Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value.  During the fiscal 2017 first quarter, the Company continued to approve specific initiatives under Leading Beauty Forward. The Company plans to approve additional initiatives through fiscal 2019 and expects to complete those initiatives through fiscal 2021.  The Company expects Leading Beauty Forward will result in related restructuring and other charges totaling between $600 million and $700 million, before taxes.  Once fully implemented, Leading Beauty Forward is expected to yield annual net benefits of between $200 million and $300 million, before taxes, of which a portion is expected to be reinvested in future growth initiatives.

Total charges associated with restructuring activities included in operating income for the three months ended September 30, 2016 were:

			Operating Expenses				Diluted
(Unaudited)	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges	Total	After Tax	Earnings Per Share

(In millions, except per share data)
Leading Beauty Forward	$2	$3	$8	$18	$31	$20	$.05

THE ESTÉE LAUDER COMPANIES INC.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after the charges associated with restructuring activities.  The Company uses these non-GAAP financial measures, among other financial measures, to evaluate its operating performance, and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Charges

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended September 30, 2016					Three Months Ended September 30, 2015

	As Reported	Charges	Before Charges	Impact of foreign currency translation	Constant Currency	As Reported	Charges	Before Charges	% Change versus Prior Year Before Charges	% Change Constant Currency

Net Sales	$2,865	$2	$2,867	$33	$2,900	$2,835	$—	$2,835	1%	2%
Cost of sales	596	(3)	593			577	—	577
Gross Profit	2,269	5	2,274			2,258	—	2,258	1%
Gross Margin	79.2%		79.3%			79.6%		79.6%

Operating expenses	1,851	(26)	1,825			1,805	—	1,805	1%
Operating Expense Margin	64.6%		63.7%			63.6%		63.6%

Operating Income	418	31	449			453	—	453	(1)%
Operating Income Margin	14.6%		15.7%			16.0%		16.0%

Provision for income taxes	107	11	118			128	—	128
Net Earnings Attributable to The Estée Lauder Companies Inc.	294	20	314			309	—	309	2%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.79	.05	.84	.02	.86	.82	—	.82	3%	5%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	September 30	June 30	September 30
	2016	2016	2015
ASSETS
Current Assets
Cash and cash equivalents	$664	$914	$408
Short-term investments	525	469	671
Accounts receivable, net	1,624	1,258	1,539
Inventory and promotional merchandise, net	1,296	1,264	1,177
Prepaid expenses and other current assets	292	320	308
Total Current Assets	4,401	4,225	4,103

Property, Plant and Equipment, net	1,569	1,583	1,469
Other Assets	3,378	3,415	2,841
Total Assets	$9,348	$9,223	$8,413

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$592	$332	$454
Accounts payable	546	717	514
Other accrued liabilities	1,574	1,632	1,481
Total Current Liabilities	2,712	2,681	2,449

Noncurrent Liabilities
Long-term debt	1,908	1,910	1,600
Other noncurrent liabilities	1,053	1,045	862
Total Noncurrent Liabilities	2,961	2,955	2,462

Total Equity	3,675	3,587	3,502
Total Liabilities and Equity	$9,348	$9,223	$8,413

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Three Months Ended September 30
	2016	2015
Cash Flows from Operating Activities
Net earnings	$296	$311
Depreciation and amortization	106	98
Deferred income taxes	(32)	(21)
Other items	88	83
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(365)	(389)
Decrease (increase) in inventory and promotional merchandise, net	(31)	17
Decrease (increase) in other assets, net	4	(22)
Decrease in accounts payable and other liabilities	(216)	(69)
Net cash flows provided by (used for) operating activities	$(150)	$8

Capital expenditures	$85	$90
Acquisition of businesses	10	19
Proceeds (purchase) of investments, net	17	(455)
Payments to acquire treasury stock	222	387
Dividends paid	111	90
Increase in short-term debt, net	263	426

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